UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXYLITE MESSAGE

Hi, this is Mike Weil, CEO of American Realty Capital New York City REIT.

I’m calling you again with an urgent request. This year’s annual shareholder meeting has been adjourned until June 15th to allow shareholders, like you, additional time to consider three important charter amendments that the Board and I believe will enhance our ability to execute a successful liquidity event through an acquisition or public listing. Our records indicate that we have not yet received your vote.

If you are ready to vote your shares, you may do so now by pressing 1 at any time to be connected with a proxy specialist.

Your vote matters and is important no matter how many shares you own.

If you received this as a message on your voice mail or need time to review the proxy materials, you may contact a specialist at Alliance, the proxy agent, at 855-976-3323 for help with voting your shares.

I appreciate your investment and thank you in advance for your vote.

PROXYLITE MESSAGE

This is Katie Kurtz, CFO of American Realty Capital New York City REIT. We need your vote on three proposed charter amendments that we and our board believe will enhance our ability to execute a successful liquidity event through an acquisition or public listing. Click here to join your fellow shareholders and vote for the proposals today.